POST OFFICE BOX 202
WYOMING, NEW YORK 14591-0202

AREA CODE 585 TELEPHONE 495-6914
TELECOPIER (585) 495-6914

August 22, 2007

Michael T. Studer, C. P. A.
MICHAEL T. STUDER, C. P. A., P. C.
18 East Sunrise Highway
Freeport, New York 11520-3908

Dear Mr. Studer:

     I regret to inform you that our Board of Directors, following a review of your firm's performance in regard to our corporate accounting, voted to dismiss your firm as our principal certifying accountant. The Board's action became effective on August 10, 2007.

     In addition, we request that you provide us with an itemized statement of our account with your firm and we ask that you directly refund any unused portion of our prepaid retainer.

     Item 304(a)(3) of Regulation S-B requires us to provide you with a copy of our disclosure to the SEC in this regard, together with all exhibits thereto. Similarly, said item requires you to provide us with your firm's comments as to the statements we made in our disclosure. Please provide us with a copy of your firm's letter addressed to the SEC so that we may include it in an amendment to our subject disclosure.

     Of course, if you have any questions in this regard, please call me at (585) 495-6914. Thank you for your timely attention to this matter.

Sincerely,
MONTANA ACQUISITION CORPORATION

Randolph S. Hudson
President

Mr. Michael T. Studer, August 22, 2007, Page 1 of 2

RSH:sdb

cc: SEC
Montana Acquisition Corporation, File No. 333-46174

Attachments, three

Mr. Michael T. Studer, August 22, 2007, Page 2 of 2